PROSPECTUS Dated May 18, 2000 PROSPECTUS SUPPLEMENT Dated May 18, 2000		Pricing Supplement No. 22 to Registration Statement No. 333-34392 Dated July 28, 2000 Rule 424(b)(3)
Morgan Stanley Dean Witter & Co. MEDIUM-TERM NOTES, SERIES C Senior Floating Rate Notes
We will not redeem these Medium-Term Notes, Series C (Senior Floating Rate Notes) prior to the maturity date. We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.
Principal Amount:	$150,000,000	Settlement Date (Original Issue Date)	August 4, 2000
Maturity Date:	August 4, 2003	Initial Interest Reset Date:	August 5, 2000
Interest Accrual Date:	August 4, 2000	Interest Reset Dates:	Each business day except the business day immediately preceding each interest payment date
Interest Payment Dates:	Each February 4, May 4, August 4, and November 4, commencing November 4, 2000	Interest Reset Period:	Daily
Initial Interest Rate:	To be determined on the business day immediately preceding the Original Issue Date	Interest Determination Dates:	The business day immediately preceding each interest reset date
Base Rate:	Federal Funds Rate	Reporting Service:	Telerate (Page 120)
Index Maturity:	One Day	Book Entry Note or Certificated Note:	Book Entry Note
Spread (Plus or Minus):	Plus 0.45% per annum	Senior Note or Subordinated Note:	Senior Note
Index Currency:	N/A	Agent:	Morgan Stanley & Co. Incorporated
Interest Payment Period:	Quarterly	Calculation Agent:	The Chase Manhattan Bank
Specified Currency:	U.S. Dollars	Minimum Denomination:	$1,000
Issue Price:	100%	CUSIP:	61745EQK0
Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement. MORGAN STANLEY DEAN WITTER